Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Raphael Gross

203-682-8253

investors@frgi.com

Fiesta Restaurant Group, Inc. Announces Pricing of Upsized Public Offering of Common Stock

Addison, TX – (Businesswire) – November 14, 2013 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), the owner, operator, and franchisor of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today announced the pricing of a public offering of 2,700,000 shares of common stock at a price of $46.00 per share (the “Public Offering”). All of the shares were offered by Fiesta. The Public Offering was upsized from the previously announced offering size of up to $100,000,000 of common stock. The underwriters have also been granted a 30 day option by Fiesta and certain executive officers of the Company, as selling stockholders, to purchase up to an additional 405,000 shares of common stock offered in the Public Offering, of which 26,664 shares of common stock are currently issued and outstanding and are held by such executive officers. The Company will not receive any of the net proceeds from the sale of shares of common stock, if any, by the selling stockholders. The closing of the offering is expected to occur on November 20, 2013, subject to satisfaction of customary closing conditions.

The Company intends to use the net proceeds of the Public Offering and revolving credit borrowings under a proposed new senior secured revolving credit facility, which the Company anticipates entering into following the closing of the Public Offering, to (i) repurchase all of its outstanding 8.875% Senior Secured Second Lien Notes due 2016 (the “Notes”) tendered pursuant to a tender offer commenced on November 12, 2013 and to be completed after the Public Offering (or through a redemption of the notes not tendered in the tender offer), (ii) repay any outstanding borrowings under its existing credit facility, if any, (iii) pay related fees and expenses of the Public Offering and the transactions above and (iv) for general corporate purposes. The consummation of the Public Offering is not subject to or conditioned upon the consummation by the Company of the tender offer or the Company entering into the new senior secured revolving credit facility. In the event that the Company is unable to enter into the new senior secured revolving credit facility and subsequently repurchase the outstanding Notes pursuant to the tender offer, the Company intends to use the net proceeds of this offering in accordance with the terms of the indenture governing the Notes to repurchase a portion of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

Jefferies LLC, Wells Fargo Securities, LLC, and Raymond James & Associates, Inc. are serving as joint book-running managers for the Public Offering. Stephens Inc. is serving as co-manager for the Public Offering.

A shelf registration statement (including a prospectus) relating to these securities was filed by the Company with the Securities and Exchange Commission (“SEC”) and declared effective by the SEC on November 12, 2013. A copy of the prospectus relating to this offering may be obtained by contacting Equity Syndicate Prospectus Department, Jefferies LLC, 520 Madison Avenue, 12th Floor, New York, NY 10022, by email at Prospectus_Department@Jefferies.com, or by telephone at (877) 547-6340; or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, by email to cmclientsupport@wellsfargo.com, or by telephone at (800) 326-5897; or Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716 by email to prospectus@raymondjames.com or by telephone at (800) 248-8863; or Stephens Inc., 111 Center Street, Little Rock, AR 72201, by e-mail request to prospectus@stephens.com, or by telephone at (501) 377-2130. Before you invest, you should read these documents and other documents filed by the Company with the SEC for more complete information. You may obtain these documents free of charge by visiting the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands with 310 restaurants in the U.S and internationally as of September 29, 2013. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique flavors with broad appeal at a compelling value. Both brands feature made-from-scratch cooking, fresh salsa bars, and drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of Fiesta’s strategies, intentions or plans, are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta’s control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta’s filings with the Securities and Exchange Commission.

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